Exhibit 15.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Indonesia Energy Corporation Limited (the “Company”) on Form F-3 (File No. 333-25250) of our report dated May 17, 2021 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Indonesia Energy Corporation Limited as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, which report is included in this Annual Report on Form 20-F of Indonesia Energy Corporation Limited for the year ended December 31, 2020.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

May 17, 2021